Exhibit 10.4

FORM OF
VOLUNTARY EQUITY INVESTMENT PROGRAM

MATCHING GRANT RESTRICTED SHARE UNIT AGREEMENT
(Fiscal 2015)

Terms and Conditions
This Agreement (as defined below) is between Accenture plc (the “Company” or “Accenture”) and the Participant.
WHEREAS, the Participant acknowledges and agrees that in the course of Participant’s association with the Company and its Affiliates (the “Constituent Companies”), the Participant has been, and will be, provided with access to Confidential Information;
WHEREAS, the Participant acknowledges and agrees that in the course of Participant’s association with the Constituent Companies, the Participant has been, and will be, provided with access to Trade Secrets in accordance with protocols and procedures that the Participant expressly acknowledges were appropriate to protect such Trade Secrets;
WHEREAS, the Participant acknowledges and agrees that in the course of Participant’s association with the Constituent Companies, the Participant may, directly or indirectly, solicit or assist in soliciting clients or prospective clients of the Company and its Affiliates;
WHEREAS, the Participant acknowledges and agrees that such Confidential Information, Trade Secrets, and client or prospective client relationships of the Constituent Companies, as well as investments by the Constituent Companies in the training, skills, capabilities, knowledge and experience of their employees are extremely valuable assets, and that the Constituent Companies have invested and will continue to invest substantial time, effort and expense to develop Confidential Information, Trade Secrets, client or prospective client relationships, and the training, skills, capabilities, knowledge and experience of their employees, and which the Constituent Companies have taken all reasonable steps to protect;
WHEREAS, the Participant acknowledges and agrees that the terms and conditions set forth in this Agreement are reasonable, fair, and necessary to protect the Constituent Companies’ legitimate business interests as described in the foregoing recital clauses; and
WHEREAS, the Participant acknowledges and agrees that the restricted share units (“RSUs”) granted pursuant to Section 1 are good and valuable consideration for, and conditioned upon, the Participant’s full compliance with the terms and conditions set forth in this Agreement, and that the Participant would forfeit such RSUs pursuant to Section 6 in the event the Participant were to engage in any of the activities defined in Section 6(c).
NOW, THEREFORE, for such good and valuable consideration, the Participant hereby covenants and agrees to the following terms and conditions, including, but not limited to, the provisions set forth in Sections 6(b) and 6(c), all of which the Participant acknowledges and agrees are reasonably designed to protect the legitimate business interests of the Constituent Companies and which will not unreasonably affect the Participant’s professional opportunities following termination of Participant’s association with the Constituent Companies:

1.Grant of RSUs.

(a)The Company hereby grants the number of RSUs set forth in the Essential Grant Terms (as defined below) to the Participant set forth in the Essential Grant Terms, on the terms and conditions hereinafter set forth. This grant is made pursuant to the terms of the Amended and Restated Accenture plc 2010 Share Incentive Plan (the “Plan”), which Plan, as amended from time to time, is incorporated herein by reference and made a part of this Agreement (as defined below). Each RSU represents the unfunded, unsecured right of the Participant to receive and retain a Share on the date(s) specified herein, subject to the conditions specified herein. Capitalized terms not otherwise defined herein shall have the same meanings ascribed to them in the Plan.

(b)This grant of RSUs is subject to the Voluntary Equity Investment Program Matching Grant Restricted Share Unit Agreement Essential Grant Terms (the “Essential Grant Terms”) displayed electronically on the “Grant Agreement & Essential Grant Terms” page of the myHoldings website (https://myholdings.accenture.com) and the Standard Form of Voluntary Equity Investment Program Matching Grant Restricted Share Unit Agreement Terms and Conditions which together constitute the Voluntary Equity Investment Program Matching Grant Restricted Share Unit Agreement (the “Agreement”).

2.Vesting Schedule.

(a)Subject to the Participant’s continued employment with any of the Constituent Companies, the RSUs shall vest pursuant to the vesting schedule set forth in the Essential Grant Terms (as modified by this Agreement) until such RSUs are one hundred percent (100%) vested. Upon the Participant’s termination of employment for any reason, any unvested RSUs shall immediately terminate, and no further Shares shall be issued or transferred under Section 3 of this Agreement in respect of such unvested RSUs; provided, however, that if (i) the Participant’s employment with the Constituent Companies terminates due to the Participant’s death or Disability, the RSUs granted hereunder shall vest with respect to one hundred percent (100%) of the RSUs held by the Participant on the date of such termination of employment, or (ii) the Participant’s employment with the Constituent Companies terminates due to an Involuntary Termination, a number of RSUs granted hereunder shall vest on the date of such Involuntary Termination equal to (x) fifty percent (50%) of the total number of RSUs granted hereunder if the date of the Involuntary Termination is prior to [_____date_____], or (y) one hundred percent (100%) of the total number of RSUs granted hereunder if the date of the Involuntary Termination is on or after [_____date_____] less the number (if any) of RSUs that vested before the date of such Involuntary Termination.

(b)    For purposes of this Agreement:
(i)    “Cause” shall have the meaning set forth in Section 3(c) below.
(ii)    “Disability” shall have the meaning set forth in Section 3(b) below or, if applicable, Section 22(a) below.
(iii)    “Involuntary Termination” shall mean termination of employment with the Constituent Companies (other than for “Cause”) which is not voluntary and which is acknowledged as being “involuntary” in writing by an authorized officer of the Company.

3.Form and Timing of Issuance or Transfer.

(a)In General. The Company shall issue or cause there to be transferred to the Participant that number of Shares as set forth in the Essential Grant Terms, until all of the Shares underlying the vested RSUs have been issued or transferred; provided that on each such delivery date, a number of RSUs equal to the number of Shares issued or transferred to the Participant shall be extinguished; provided, further, that upon the issuance or transfer of Shares to the Participant, in lieu of a fractional Share, the Participant shall receive a cash payment equal to the Fair Market Value of such fractional Share. At the discretion of the Company, the Company may issue or transfer Shares underlying vested RSUs to the Participant earlier than the dates set forth in the Essential Grant Terms to the extent required to satisfy tax liabilities arising in connection with this RSU grant. Notwithstanding the foregoing, if the conditions set forth in Section 22 of this Agreement are satisfied, Section 22 shall supersede the foregoing.

(b)Death or Disability. Notwithstanding Section 3(a) of this Agreement, if the Participant’s employment with the Constituent Companies terminates due to the Participant’s death or Disability, the Company shall issue or cause to be transferred to the Participant or to his or her estate, as the case may be, a number of Shares equal to the aggregate number of RSUs granted to the Participant hereunder (rounded down to the next whole Share) as soon as practicable following such termination of employment, at which time a number of RSUs equal to the number of Shares issued or transferred to the Participant or to his or her estate shall be extinguished; provided, however, that upon the issuance or transfer of Shares to the Participant or to his or her estate, in lieu of a fractional Share, the Participant or his or her estate, as the case may be, shall receive a cash payment equal to the Fair Market Value of such fractional Share.

For purposes of this Agreement, unless Section 22 applies, “Disability” shall mean “disability” as defined (i) in any employment agreement then in effect between the Participant and the Company or any Affiliate or (ii) if not defined therein, or if there shall be no such agreement, as defined in the long-term disability plan maintained by the Participant’s employer as in effect from time to time, or (iii) if there shall be no plan, the inability of the Participant to perform in all material respects his or her duties and responsibilities to the Constituent Companies for a period of six (6) consecutive months or for an aggregate period of nine (9) months in any twenty-four (24) consecutive month period by reason of a physical or mental incapacity.
(c)Notwithstanding Sections 3(a) and 3(b) of this Agreement, upon the Participant’s termination of employment with the Constituent Companies for Cause or to the extent that the Participant otherwise takes such action that would constitute Cause, to the extent legally permissible, any outstanding RSUs shall immediately terminate. For purposes of this Agreement, “Cause” shall mean “cause” as defined in any employment or consultancy agreement (or similar agreement) or in any letter of appointment then in effect between the Participant and the Company or any Affiliate or if not defined therein (it being the intent that the definition of “Cause” shall include, at a minimum, the acts set forth below), or if there shall be no such agreement, to the extent legally permissible, (a) the Participant’s embezzlement, misappropriation of corporate funds, or other material acts of dishonesty, (b) the Participant’s commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor, (c) engagement in any activity that the Participant knows or should know could harm the business or reputation of the Company or an Affiliate, (d) the Participant’s material failure to adhere to the Company’s or an Affiliate’s corporate codes, policies or procedures as in effect from time to time, (e) the Participant’s continued failure to meet minimum performance standards as determined by the Company or an Affiliate, (f) the Participant’s violation of any statutory, contractual, or common law duty or obligation to the Company or an Affiliate, including, without limitation, the duty of loyalty, or (g) the Participant’s material breach of any confidentiality or non-competition covenant entered into between the Participant and the Company or an Affiliate, including, without limitation, the covenants contained in this Agreement. The determination of the existence of Cause shall be made by the Company in good faith, which determination shall be conclusive for purposes of this Agreement.

4.Dividends. If on any date while RSUs are outstanding hereunder the Company shall pay any dividend on the Shares (other than a dividend payable in Shares), the number of RSUs granted to the Participant shall, as of such dividend payment date, be increased by a number of RSUs equal to: (a) the product of (x) the number of RSUs held by the Participant as of the related dividend record date, multiplied by (y) the per Share amount of any cash dividend (or, in the case of any dividend payable in whole or in part other than in cash, the per Share value of such dividend, as determined in good faith by the Committee), divided by (b) the Fair Market Value of a Share on the payment date of such dividend. In the case of any dividend declared on Shares that is payable in the form of Shares, the number of RSUs granted to the Participant shall be increased by a number equal to the product of (a) the aggregate number of RSUs held by the Participant through the related dividend record date, multiplied by (b) the number of Shares (including any fraction thereof) payable as a dividend on a Share.

5.Adjustments Upon Certain Events. In the event of any change in the outstanding Shares by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, amalgamation, spin-off or combination transaction or exchange of Shares or other similar events (collectively, an “Adjustment Event”), the Committee may, in its sole discretion, adjust any Shares or RSUs subject to this Agreement to reflect such Adjustment Event.

6.Cancellation and Rescission of RSUs and Shares Underlying RSUs.

(a)Upon any transfer or issuance of Shares underlying RSUs, the Participant shall certify in a manner acceptable to the Company that the Participant is in compliance with the terms and conditions of this Agreement and the Plan.

(b)In the event that (i) the Participant’s employment with any of the Constituent Companies is terminated for Cause, or (ii) the Participant engages in any of the activities defined in subsection (c) below, the Company may require the Participant to, to the extent legally permitted, to transfer to the Company up to a number of Shares equal to the number of Shares that have been issued or transferred under this Agreement (as adjusted based on Sections 4 and 5 above), and without regard to whether the Participant continues to own or control such previously delivered Shares and the Participant shall bear all costs of transfer, including any transfer taxes that may be payable in connection with such transfer. Upon a showing satisfactory to the Company by Participant that the forfeiture provided for in this Section 6 exceeds the value of the actual benefits received by the Participant (as measured by the gross proceeds the Participant received upon the sale of the Shares), the forfeiture required under this Section 6 shall be limited to such actual benefit received by the Participant. Upon receiving a demand from the Company to transfer Shares to the Company pursuant to this subsection, the Participant shall effect the transfer of Shares to the Company by no later than ten (10) business days from the date of the Company’s demand. For the avoidance of doubt, if the Participant holds the position of Senior Managing Director or above (or any comparable level of seniority) and engages in any of the activity set forth in subsection (c)(i), the Company may require the Participant, to the extent legally permitted, to transfer to the Company up to a number of Shares equal to the number of Shares that have been issued or transferred under this Agreement (as adjusted based on Sections 4 and 5 above), as well as a number of Shares that have been issued or transferred under any prior agreement between the Company and the Participant.

(c)In the event Participant engages in any of the activities defined in this subsection, Participant agrees to transfer Shares to the Company in accordance with any demand received from the Company for the transfer of Shares under subsection 6(b) above:

(i) if the Participant’s employment with any of the Constituent Companies terminates while the Participant holds the position of Senior Managing Director or above (or any comparable level of seniority), the Participant shall not, for a period of twelve (12) months following the termination of the Participant’s employment with any of the Constituent Companies, in competition with any Restricted Business, associate (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor or otherwise) with any Competitive Enterprise or any of the affiliates, related entities, successors, or assigns of any Competitive Enterprise; provided, however, that with respect to the equity of any Competitive Enterprise which is or becomes publicly traded, the Participant’s ownership as a passive investor of less than one percent (1%) of the outstanding publicly traded stock of a Competitive Enterprise shall not be deemed a violation of this subsection 6(c)(i);

(ii) the Participant shall not, for a period of twelve (12) months following the termination of the Participant’s employment with the Constituent Companies, directly or indirectly (A) solicit, or assist any other individual, person, firm or other entity in soliciting, any Restricted Client or Restricted Prospective Client for the purpose of performing or providing any Relevant Services; (B) perform or provide, or assist any other individual, person, firm or other entity in performing or providing, Relevant Services for any Restricted Client or Restricted Prospective Client; or (C) interfere with or damage (or attempt to interfere with or damage) any relationship and/or agreement between the Company or any Affiliates and a Restricted Client or Restricted Prospective Client;

(iii) the Participant shall not, for a period of twelve (12) months following the termination of the Participant’s employment with the Constituent Companies, directly or indirectly, solicit, employ or retain, or assist any other individual, person, firm or other entity in soliciting, employing or retaining, any employee or other agent of the Company or an Affiliate, (A) with whom the Participant has had material dealings; (B) from whom, or as a result of contact with whom, the Participant has obtained Confidential Information or Trade Secrets; or (C) whom the Participant has supervised on a client or prospective client engagement, in the twenty-four (24) months preceding the termination of the Participant’s employment with the Constituent Companies; or

(iv) the Participant shall not, unless the Participant has received the prior written consent of the Company or its Affiliates or is otherwise required by law, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disseminate, divulge, disclose, reveal, share, provide access to, reproduce, copy, distribute, publish, appropriate, or otherwise communicate any Confidential Information or Trade Secrets at any time following the termination of the Participant’s employment with the relevant Constituent Company. If the Participant is requested or required pursuant to any legal, governmental or investigatory proceeding or process or otherwise, to disclose any Confidential Information or Trade Secrets, the Participant shall promptly notify the Company in writing so that the Company may seek a protective order or other appropriate remedy, or, if it chooses, waive compliance with the applicable provision of this Agreement. The Participant’s obligation of non-disclosure as set forth herein shall continue for so long as such item continues to constitute Confidential Information.

(d) In the event that (i) the Participant’s employment with any of the Constituent Companies is terminated for Cause, or (ii) the Participant engages in any of the activities defined in subsection (c) above, the Company’s remedy shall be limited to the recovery of Shares as set forth in subsection (b) above; provided, however, that nothing in this Agreement is intended to or should be interpreted as diminishing any rights and remedies that Affiliates may have, at law or equity, related to investments by the Constituent Companies in Confidential Information, Trade Secrets, clients and prospective client relationships, and the training, skills, capabilities, knowledge and experience of employees, including, but not limited to, any rights and remedies set forth in the Participant’s employment agreement, confidentiality agreement, intellectual property agreement, restrictive covenant agreement, or any other agreement entered into between the Participant and an Affiliate of the Company.

(e)For purposes of this Agreement:

(i) “Alliance Entity” shall mean any Legal Entity with whom the Company and/or any Affiliate has entered into an alliance agreement, joint venture agreement or any other legally binding go-to-market agreement, resale agreement or any agreement to combine offerings, products and/or services, or (without limiting the foregoing) any Legal Entity in which Accenture and/or any Affiliate has an interest, whether or not a Controlling Interest; provided always that the term “Alliance Entity” shall not include: (A) any Competitive Enterprise, (B) any contractor and/or sub-contractor of Accenture and/or any Affiliate, and/or (C) any sales, buying and/or marketing agent of Accenture.

(ii) “Competitive Enterprise” shall mean a business enterprise that engages in, or owns or controls a significant interest in any entity that engages in, the performance of services of the type provided by the Company, its Affiliates and/or their predecessors. “Competitive Enterprise” shall include, but not be limited to, the entities set forth on the list maintained by the Company on the myHoldings website, which list may be updated by the Company from time to time.

(iii) “Confidential Information” shall include: (A) lists and databases of the Company’s or any Affiliate’s clients, including names of clients; (B) lists and databases of prospective clients whom the Company or any Affiliate has taken material steps to win business from; (C) confidential details of the Company’s and Affiliates’ or any of their clients’ or suppliers’ products and services; (D) commercial or technical information of the Company or any Affiliate or any other Knowledge Capital; (E) financial information and plans of the Company or any Affiliate; (F) prices/pricing structures/hourly rates of the Company or any Affiliates, including any discounts, terms of credit and preferential terms, costs and accounting; (G) lists and databases of the Company’s or any Affiliate’s suppliers; (H) any personal data belonging to the Company or any Affiliate or any client or business associate, affiliate or employee or contractor of the Company or its Affiliates; (I) terms of the Company’s or any Affiliate’s business with clients, suppliers and Alliance Entities; (J) lists and databases of the Company’s or any Affiliate’s employees, officers and contractors; (K) details of employees, officers and contractors of the Company or any Affiliate, including but not limited to their remuneration packages and terms of employment/engagement; (L) object or source codes and computer software; (M) any proposals relating to the acquisition or disposal of a company or business or any part thereof; (N) details of responses by the Company or any Affiliate to any request for proposal or tender for work (whether competitive or not), and of any contract negotiations; (O) intellectual property rights owned by or licensed to the Company or its Affiliates or any of their clients or suppliers; (P) any Company or Affiliate document marked as “confidential” (or with a similar expression), or any information or document which the Participant has been told is confidential or which the Participant might reasonably expect the Company or an Affiliate or client or supplier or the relevant discloser would regard as confidential; (Q) any information which has been given to the Company or any Affiliate in confidence by clients, suppliers or other third parties; (R) any of the foregoing which belongs, or which otherwise relates, to any past or present Alliance Entity or to any Legal Entity that Accenture or any Affiliate intends to make an Alliance Entity; and (S) details of any agreement, arrangement or otherwise (whether formal or informal) that the Company or any Affiliate has entered into with any Alliance Entity.

(iv) “Controlling Interest” shall mean (A) ownership by a Legal Entity of at least a majority of the voting interest of another Legal Entity or (B) the right or ability of such Legal Entity, whether directly or indirectly, to direct the affairs of another by means of ownership, contract, or otherwise.

(v) Knowledge Capital” shall mean any reports, documents, templates, studies, software programs, delivery methods, specifications, business methods, tools,

methodologies, inventions, processes, techniques, analytical frameworks, algorithms, know how and/or any other work product and materials, proprietary to the Company and/or any Affiliate which is used by the Company and/or any Affiliate to perform services for its or their clients.

(vi) “Legal Entity” shall mean any body corporate, branch partnership, joint venture or unincorporated association or other organization carrying on a trade or other activity with or without a view to profit.

(vii) “Relevant Services” shall mean the performance of any services of the type provided by the Company, its Affiliates and/or their predecessors at any time, past, present or future, including, but not limited to, consulting services, technology services, and/or outsourcing services.

(viii) “Restricted Business” shall mean the business of any of the Constituent Companies (A) in respect of whom the Participant holds Confidential Information or Trade Secrets at the time of the termination of employment with the Constituent Companies or (B) to which business the Participant has provided services, has been materially concerned or has been responsible in the twenty-four months preceding the termination of the Participant’s employment with the Constituent Companies.

(ix) “Restricted Client” shall mean any person, firm, corporation or other organization to whom the Participant directly or indirectly performed or assisted in performing Relevant Services, or with which the Participant otherwise had material contact, or about which the Participant learned Confidential Information or Trade Secrets, within the twenty-four (24) months prior to the date on which the Participant’s employment with the Constituent Companies terminated.

(x) “Restricted Prospective Client” shall mean any person, firm, corporation, or other organization with which the Participant directly or indirectly had any negotiations or discussions regarding the possible performance of services by the Company, or about which the Participant learned Confidential Information or Trade Secrets within the twelve (12) months prior to the date of the Participant’s termination of employment with the Constituent Companies.

(xi) “solicit” shall mean to have any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

(xii) “Trade Secrets” shall include information relating to the Company and its Affiliates, and their respective clients, prospective clients or Alliance Entities, that is protectable as a trade secret under applicable law, including, without limitation, and without regard to form: technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, business and strategic plans, product plans, source code, software, unpublished patent applications, customer proposals or pricing information or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(f)If, during the twelve (12) month period following the termination of the Participant’s employment with the Constituent Companies, the Participant is presented with an opportunity that might involve participation in any of the activities defined in Section 6(c) above, Participant shall notify the Company in writing of the nature of the opportunity (the “Conflicting Activity”). Following receipt of sufficient information concerning the Conflicting Activity, the Company will advise Participant in writing whether the Company considers the Participant’s RSUs to be subject to Section 6(b)(ii) above. The Company retains sole discretion to determine whether Participant’s RSUs are subject to Section 6(b)(ii) and to alter its determination should additional or different facts become known to the Company.

7.No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss the Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

8.Data Protection. The Participant consents to the processing (including international transfer) of personal data as set out in Appendix A for the purposes specified therein.

9.Collateral Agreements. As a condition to the issuance or transfer of the Shares underlying the RSUs granted hereunder, the Participant shall, to the degree reasonably required by the Company, (a) execute and return to the Company a counterpart of this Agreement (or, if acceptable to the Company, acknowledge receipt and agreement of the terms of this Agreement electronically), all in accordance with the instructions provided by the Company and (b) to the extent required by the Company, either (i) execute and return an employment agreement, a consultancy agreement, a letter of appointment and/or an intellectual property agreement, in form and substance satisfactory to the Company, or (ii) provide evidence satisfactory to the Company that the agreements referenced in clause (i) have been previously executed by the Participant.

10.No Acquired Rights. In participating in the Plan, the Participant acknowledges and accepts that the Board has the power to amend or terminate the Plan at any time and that the opportunity given to the Participant to participate in the Plan is entirely at the discretion of the Committee and does not obligate the Company or any of its Affiliates to offer such participation in the future (whether on the same or different terms). The Participant further acknowledges and accepts that such Participant’s participation in the Plan is outside the terms of the Participant’s contract of employment with the Constituent Companies and is therefore not to be considered part of any normal or expected compensation and that the termination of the Participant’s employment under any circumstances whatsoever will give the Participant no claim or right of action against the Company or its Affiliates in respect of any loss of rights under this Agreement or the Plan that may arise as a result of such termination of employment.

11.No Rights of a Shareholder. The Participant shall not have any rights as a shareholder of the Company until the Shares in question have been registered in the Company’s register of shareholders.

12.Legend on Certificates. Any Shares issued or transferred to the Participant pursuant to Section 3 of this Agreement shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, any applicable Federal or state laws or relevant securities laws of the jurisdiction of the domicile of the Participant or to ensure compliance with any additional transfer restrictions that may be in effect from time to time, and the Committee may cause a legend or legends to be put on any certificates representing such Shares to make appropriate reference to such restrictions.

13.Transferability Restrictions - RSUs/Underlying Shares. RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 13 shall be void and unenforceable against any Constituent Company. Any Shares issued or transferred to the Participant shall be subject to compliance by the Participant with such policies as the Committee or the Company may deem advisable from time to time, including, without limitation, any policies relating to certain minimum share ownership requirements. Such policies shall be binding upon the permitted respective legatees, legal representatives, successors and assigns of the Participant. The Company shall give notice of any such additional or modified terms and restrictions applicable to Shares delivered or deliverable under this Agreement to the holder of the RSUs and/or the Shares so delivered, as appropriate, pursuant to the provisions of Section 14 or, if a valid address does not appear to exist in the personnel records, to the last address known by the Company of such holder. Notice of any such changes may be provided electronically, including, without limitation, by publication of such changes to a central website to which any holder of the RSUs or Shares issued therefrom has access.

14.Notices. Any notice to be given under this Agreement shall be addressed to the Company in care of its General Counsel at:

Accenture
161 N.Clark Street
Chicago, IL 60601
Telecopy: (312) 652-5619
Attn: General Counsel

(or, if different, the then current principal business address of the duly appointed General Counsel of the Company) and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
15.Withholding. The Participant may be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any issuance or transfer due in connection with the RSUs under this Agreement or under the Plan or from any compensation or other amount otherwise payable to the Participant, applicable withholding taxes and social insurance contributions required to be withheld with respect to the RSUs, this Agreement or any issuance or transfer under this Agreement or under the Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes and social insurance contributions. The Participant further acknowledges and agrees that such amounts withheld may be at the statutory maximum withholding liability, and, in the event any amounts are determined to have been withheld in excess of actual amounts owed as a result of such withholding, the Company shall repay any excess amounts due to the employee within, where administratively feasible, thirty (30) days of withholding.  The Participant hereby acknowledges that he or she will not be entitled to any interest or appreciation on Shares sold to satisfy the tax withholding requirements (including with respect to any amounts withheld in excess of the Participants’ tax liability).   Notwithstanding the foregoing, if the Participant’s employment with the Constituent Companies terminates prior to the issuance or transfer of all of the Shares under this Agreement, the payment of any applicable withholding taxes or social insurance contributions required to be withheld with respect to any further issuance or transfer of Shares under this Agreement or the Plan shall at the Company’s discretion be made solely through the sale of Shares equal to up to the statutory maximum withholding liability.

16.Choice of Law and Dispute Resolution

(a)THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

(b)Subject to subsections (c) through (f), any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance and/or termination of this Agreement and any amendment thereto (including without limitation the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in New York, in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce (“ICC”), except that the parties may select an arbitrator who is a national of the same country as one of the parties. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty (30) days of the receipt of the request for arbitration, the ICC shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. In the event of any arbitration between the parties, the Company shall consent to a request by the Participant to hold arbitral proceedings, including any evidentiary hearings, in the country in which the Participant principally conducts his/her business for the convenience of the parties and witnesses, it being understood, however, that the legal situs of the arbitration shall remain in New York. Each side will bear its own costs and attorneys’ fees.

(c)Either party may bring an action or proceeding in any court having jurisdiction thereof for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and/or in support of the arbitration as permitted by any applicable arbitration law and, for the purposes of this subsection (c), each party expressly consents to the application of subsections (e) and (f) to any such suit, action or proceeding.

(d)Judgment on any award(s) rendered by the tribunal may be entered in any court having jurisdiction thereof.

(e)(i)     Each party hereby irrevocably submits to the non-exclusive jurisdiction of the Courts located in New York, United States for the purpose of any suit, action or proceeding brought in accordance with the provisions of subsection (c). The parties acknowledge that the forum designated by this subsection (e) has a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(ii)    The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any suit, action or proceeding brought in any court referred to in subsection (e)(i) pursuant to subsection (c) and such parties agree not to plead or claim the same.

(f)The parties agree that if a suit, action or proceeding is brought under subsection (c), proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and they irrevocably appoint the General Counsel of the Company, c/o Accenture, 161 N. Clark Street, Chicago, IL 60601 (or, if different, the then-current principal business address of the duly appointed General Counsel of the Company) as such party’s agent for service of process in connection with any such action or proceeding and agree that service of process upon such agent, who shall promptly advise such party of any such service of process, shall be deemed in every respect effective service of process upon the party in any such action or proceeding.

17.Severability. This Agreement shall be enforceable to the fullest extent allowed by law. In the event that a court or appointed arbitrator holds any provision of this Agreement to be invalid or unenforceable, then, if allowed by law, that provision shall be reduced, modified or otherwise conformed to the relevant law, judgment or determination to the degree necessary to render it valid and enforceable without affecting the rest of this Agreement. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

18.RSUs Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. All RSUs are subject to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

19.Amendments. The rights and obligations under this Agreement and their enforceability are subject to local tax and foreign exchange laws and regulations and, in this sense, the terms and conditions contained herein may be amended at the sole discretion of the Company and/or the Committee in order to comply with any such laws and regulations.

20.Signature in Counterparts. To the extent that this Agreement is manually signed, instead of electronically accepted by the Participant (if permitted by the Company), it may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

21. Administration; Consent. In order to manage compliance with the terms of this Agreement, Shares delivered pursuant to this Agreement may, at the sole discretion of the Company, be registered in the name of the nominee for the holder of the Shares and/or held in the custody of a custodian until otherwise determined by the Company. To that end, by acceptance of this Agreement, the holder hereby appoints the Company, with full power of substitution and resubstitution, his or her true and lawful attorney-in-fact to assign, endorse and register for transfer into such nominee’s name or deliver to such custodian any such Shares, granting to such attorneys, and each of them, full power and authority to do and perform each and every act and thing whatsoever that such attorney or attorneys may deem necessary, advisable or appropriate to carry out fully the intent of this Section 21 as such person might or could do personally. It is understood and agreed by each holder of the Shares delivered under this Agreement that this appointment, empowerment and authorization may be exercised by the aforementioned persons with respect to all Shares delivered pursuant to the Agreement of such holder, and held of record by another person or entity, for the period beginning on the date hereof and ending on the later of the date this Agreement is terminated and the date that is ten years following the last date Shares are delivered pursuant to this Agreement. The form of the custody agreement and the identity of the custodian and/or nominee shall be as determined from time to time by the Company in its sole discretion. A holder of Shares delivered pursuant to this Agreement acknowledges and agrees that the Company may refuse to register the transfer of and enter stop transfer orders against the transfer of such Shares except for transfers deemed by it in its sole discretion to be in compliance with the terms of this Agreement. Each holder of Shares delivered pursuant to this Agreement agrees to execute such additional documents and take such other actions as may be deemed reasonably necessary or desirable by the Company to effect the provisions of this Agreement, as in effect from time to time. Each holder of Shares delivered pursuant to the Agreement acknowledges and agrees that the Company may impose a legend on any document relating to Shares issued or issuable pursuant to this Agreement conspicuously referencing the restrictions applicable to such Shares.

22.Section 409A - Disability, Deferral Elections, Payments to Specified Employees, and Interpretation of Grant Terms. If the Participant is subject to income taxation on the income resulting from this Agreement under the laws of the United States, and the foregoing provisions of this Agreement would result in adverse tax consequences to the Participant, as determined by the Company, under Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), then the following provisions shall apply and supersede the foregoing provisions:

(a)“Disability” shall mean a disability within the meaning of Section 409A(a)(2)(C) of the Code.

(b)Deferral elections made by U.S. taxpayers are subject to Section 409A of the Code. The Company will use commercially reasonable efforts to not permit RSUs to be deferred, accelerated, released, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code. In the event that it is reasonably determined by the Company that, as a result of Section 409A of the Code, payments or delivery of the Shares underlying the RSU award granted pursuant to this Agreement may not be made at the time contemplated by the terms of the RSU award or the Participant’s deferral election, as the case may be, without causing the Participant to be subject to taxation under Section 409A of the Code, the Company will make such payment or share delivery as soon as practicable on or following the first day that would not result in the Participant’s incurring any tax liability under Section 409A of the Code, and in any event, no later than the last day of the calendar year in which such first date occurs.

(c)If the Participant is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), payments and deliveries of shares in respect of any RSUs subject to Section 409A of the Code that are linked to the date of the Participant’s separation from service shall not be made prior to the date which is six (6) months after the date of the Participant’s separation from service from the Company or any of its Affiliates, determined in accordance with Section 409A of the Code and the regulations promulgated thereunder.

(d)The Company shall use commercially reasonable efforts to avoid subjecting the Participant to any additional taxation under Section 409A of the Code as described herein; provided that neither the Company nor any of its employees, agents, directors or representatives shall have any liability to the Participant with respect to Section 409A of the Code.

23.Recoupment. The RSUs granted under this Agreement, and any Shares issued or other payments made in respect thereof, shall be subject to any recoupment policy that the Company may adopt from time to time, to the extent any such policy is applicable to the Participant.

24.Entire Agreement. This Agreement, including the Plan, as provided therein, contains the entire agreement between the parties with respect to the subject matter therein and supersedes all prior oral and written agreements between the parties pertaining to such matters. Participant acknowledges and agrees that this Agreement, including the Plan, and all prior RSU or other equity grant agreements between the Company and its assignor Accenture Ltd, on the one hand, and Participant, on the other, are separate from, and shall not be modified or superseded in any way by any other agreements, including employment agreements, entered into between Participant and the Company’s Affiliates.

25.Electronic Signature. Participant acknowledges and agrees that by clicking the “Accept Grant Online” button on the “Grant Agreement & Essential Grant Terms” page of the myHoldings website (https://myholdings.accenture.com), it will act as the Participant’s electronic signature to this Agreement and will constitute Participant’s acceptance of and agreement with all of the terms and conditions of the RSUs, as set forth in this Agreement, the Essential Grant Terms and the Plan.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Date of Grant set forth on the attached Essential Grant Terms.
ACCENTURE PLC
By:

Julie Spellman Sweet
General Counsel, Secretary and Compliance Officer

[IF NOT ELECTRONICALLY ACCEPTED]
PARTICIPANT
_______________________________
Signature
_______________________________
Print Name
_______________________________
Date
_______________________________
Employee ID

APPENDIX A
DATA PROTECTION PROVISION

(a)
By participating in the Plan or accepting any rights granted under it, the Participant consents to the collection and processing by the Company and its Affiliates of personal data relating to the Participant by the Company and its Affiliates so that they can fulfill their obligations and exercise their rights under the Plan, issue certificates (if any), statements and communications relating to the Plan and generally administer and manage the Plan, including keeping records of participation levels from time to time. Any such processing shall be in accordance with the purposes and provisions of this data protection provision. References in this provision to the Company and its Affiliates include the Participant's employer.

These data will include data:
(i)already held in the Participant's records such as the Participant's name and address, ID number, payroll number, length of service and whether the Participant works full-time or part time;

(ii)collected upon the Participant accepting the rights granted under the Plan (if applicable); and

(iii)subsequently collected by the Company or any of its Affiliates in relation to the Participant's continued participation in the Plan, for example, data about shares offered or received, purchased or sold under the Plan from time to time and other appropriate financial and other data about the Participant and his or her participation in the Plan (e.g., the date on which the shares were granted, termination of employment and the reasons of termination of employment or retirement of the Participant).

(b)	This consent is in addition to and does not affect any previous consent provided by the Participant to the Company or its Affiliates.

(c)
In particular, the Participant expressly consents to the transfer of personal data about the Participant as described in paragraph (a) above by the Company and its Affiliates. Data may be transferred not only within the country in which the Participant is based from time to time or within the EU or the European Economic Area, but also worldwide, to other employees and officers of the Company and its Affiliates and to the following third parties for the purposes described in paragraph (a) above:

(i)
Plan administrators, auditors, brokers, agents and contractors of, and third party service providers to, the Company or its Affiliates such as printers and mail houses engaged to print or distribute notices or communications about the Plan;

(ii)	regulators, tax authorities, stock or security exchanges and other supervisory, regulatory, governmental or public bodies as required by law;

(iii)
actual or proposed merger partners or proposed assignees of, or those taking or proposing to take security over, the business or assets of the Company or its Affiliates and their agents and contractors;

(iv)
other third parties to whom the Company or its Affiliates may need to communicate/transfer the data in connection with the administration of the Plan, under a duty of confidentiality to the Company and its Affiliates; and

(v)	the Participant's family members, physicians, heirs, legatees and others associated with the Participant in connection with the Plan.

Not all countries, where the personal data may be transferred to, have an equal level of data protection as in the EU or the European Economic Area. Countries to which data are transferred include the USA.
All national and international transfer of personal data is only done in order to fulfill the obligations and rights of the Company and/or its Affiliates under the Plan.
The Participant has the right to be informed whether the Company or its Affiliates hold personal data about the Participant and, to the extent they do so, to have access to those personal data at no charge and require them to be corrected if they are inaccurate or to be destroyed if the Participant wishes to withdraw his or her consent. The Participant is entitled to all the other rights provided for by applicable data protection law, including those detailed in any applicable documentation or guidelines provided to the Participant by the Company or its Affiliates in the past. More detailed information is available to the Participant by contacting the appropriate local data protection officer in the country in which the Participant is based from time to time. If the Participant has a complaint regarding the manner in which personal information relating to the Participant is dealt with, the Participant should contact the appropriate local data protection officer referred to above.

(d)
The processing (including transfer) of data described above is essential for the administration and operation of the Plan. Therefore, in cases where the Participant wishes to participate in the Plan, it is essential that his/her personal data are processed in the manner described above. At any time the Participant may withdraw his or her consent.